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                             TAX INDEMNITY AGREEMENT

                  1. Payment of Additional Income Taxes. Pursuant to Paragraph
6.2.11 of that certain Merger Agreement, dated June 27, 1996, as amended and restated as of September 18, 1996, between Synergistic Holdings Corp. ("Synergistic") and Salex Corporation (the "Merger Agreement"), and the Stock and Asset Purchase Agreement, dated September 18, 1996 ("Divestiture Agreement"), between Synergistic and Dickinson Holding Corp. ("Holding"), the undersigned, Holding and Dickinson & Co. Inc. ("Dickinson"), hereby jointly and severally indemnify Synergistic and its affiliated Corporations and respective successors and assigns and hold Synergistic and its affiliated Corporations and respective successors and assigns harmless from, and agree to reimburse Synergistic for 50% of any Additional Income Taxes (as hereinafter defined), paid as a result of the Divestiture (as that term is defined in the Merger Agreement and the Divestiture Agreement).

                  In addition to the Additional Income Taxes, if any, which Holding and Dickinson have agreed to pay by reimbursement pursuant to the above paragraph, Dickinson and Holding agree to pay to Synergistic an amount equal to the amount of additional total federal, state and local income taxes paid by Synergistic on the amount of the Additional Income Taxes received pursuant to the above paragraph by Synergistic (which shall hereinafter be


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referred to as "Surplus Tax"). Neither Holding nor Dickinson shall be obligated to reimburse Synergistic for any income tax on Synergistic's receipt of the Surplus Tax.

                  The term Additional Income Taxes shall be defined to mean the excess of (i) the total federal, state and local income taxes paid by Synergistic and members of its affiliated group as defined under Section 1504 of the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder, if they file a consolidated return (or only Synergistic if they do not file a consolidated return), for the taxable year of Synergistic in which the Divestiture is consummated (after giving effect to the deductibility of any state and local income taxes attributable to the Divestiture), over (ii) the total federal, state and local income taxes which would have been payable by Synergistic and members of its affiliated group, if they file a consolidated return (or only Synergistic if they do not file a consolidated return), for such taxable year had the total gain, if any, attributable to the Divestiture been excluded from the taxable income of Synergistic. The same formula shall be used for the purpose of determining the amount of Surplus Tax payable hereunder, with the calculation under clause (ii) of the immediately preceding sentence made by excluding the amount of Additional Income Taxes reimbursed to Synergistic from taxable income for the taxable year in which the reimbursement is required to be included in Synergistic's taxable income.

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                  2. Tax Claims. If any claim shall be made by the Internal
Revenue Service ("IRS") or the applicable state or local tax agency relative to the amount of gain includible in the taxable income of Synergistic for the taxable year in which the Divestiture occurs, such claim, including all notices, copies of all reports, correspondence or other materials relating to the claim or contention, shall be delivered to Holding and Dickinson.

                  The contesting of any claims and the handling of any controversies arising before the IRS or the applicable state or local tax agencies, including, but not limited to, any appearance before the IRS, any state or local tax agency or any court, shall be by counsel selected and paid for by Dickinson or Holding, subject to approval by Synergistic which approval shall not be unreasonably delayed or withheld. Adjustments, settlements or other final determinations of such claims or controversies shall be made only with the approval of Synergistic if in accord with the recommendations of counsel and shall be binding upon Dickinson, Holding and Synergistic.

                  In the event that Holding and Dickinson fail to employ counsel hereunder for the purpose of contesting any claim or handling any controversy (including, but not limited to filing any petition, claim for refund, or other applicable document with the IRS, a state or local tax agency or any applicable court), Synergistic shall be entitled to employ counsel, if it so chooses, to contest, handle and represent Synergistic with

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respect to the claim or controversy or proceeding and all expenses and fees and expenses of such counsel shall be payable by Holding and Dickinson; provided, however, Synergistic shall not be required to employ counsel so to contest, handle or represent it in such claim, controversy or proceeding if it does not elect to do so, and the amount of additional taxes determined by the IRS or any applicable state or local tax agency attributable to the Divestiture may be paid by Synergistic to the proper taxing authority, and the amount so paid shall be included in determining the amount of Additional Income Taxes and Surplus Tax payable hereunder.

                  3. Payment of Additional Income Tax and Other Amounts. If Synergistic makes any payments of Additional Income Taxes or Surplus Tax, Holding and Dickinson agree to reimburse Synergistic in the amount required hereunder, within thirty days after Dickinson and Holding receive written notice from Synergistic (after the filing of Synergistic's income tax returns for its applicable taxable year) with a detailed calculation of the amount required to be paid, and a letter from Synergistic's firm of certified public accountants which prepared the applicable returns stating that the calculation is in accordance with the provisions of this Agreement, provided that if it is later determined that Synergistic overpaid Additional Income Taxes, Synergistic shall within thirty days following the determination reimburse Dickinson or Holding for the amount of

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the overpayment plus the amount of Surplus Tax attributable thereto plus interest on such sums from the date of payment by Dickinson or Holding to the date of repayment to Dickinson or Holding at the same rate which Synergistic is entitled to receive interest from the applicable taxing authority as a result of such overpayment.

                  4. Fees and Expenses. In the event that Dickinson or Holding fail to perform any of the obligations provided for hereunder, Synergistic shall be entitled to recover from Holding and/or Dickinson, in addition to the amounts of Additional Income Taxes, Surplus Taxes and fees and expenses of counsel employed by Synergistic payable hereunder, all costs and expenses, including reasonable legal fees, paid or incurred by Synergistic in seeking to enforce and enforcing the obligations of Dickinson or Holding provided for herein. In the event that Synergistic fails to perform any of the obligations provided for hereunder, Holdings and Dickinson shall be entitled to recover from Synergistic, in addition to the amounts of the overpayments of Additional Income Taxes and Surplus Taxes, all costs and expenses, including reasonable legal fees, paid or incurred by Holding and Dickinson in seeking to enforce and enforcing the obligations of Synergistic provided for herein.

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                  5. Governing Law. This Agreement shall be governed by the laws of the State of New York (applicable to contracts to be performed wholly within such state).

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and the year first above written.

                                          SYNERGISTIC HOLDINGS CORP.

                                          By:_____________________________

                                          DICKINSON HOLDING CORP.

                                          By:_____________________________

                                          DICKINSON & CO. INC.

                                          By:_____________________________

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